Exhibit 4.6
Property Leasing Agreement
between
China Life Investment Holding Company Limited
and
China Life Insurance Company Limited

Table of Contents

1. Conditions Precedent	2
2. Scope of the Lease	2
3. Term	2
4. Rent	3
5. Rights and Obligations of Both Parties	4
6. Amendment and Termination	6
7. Liability for Breach of Contract and Damages	6
8. Representations and Warranties	7
9. Force Majeure	9
10. Miscellaneous	9
11. Communications	10
12. Governing Law and Dispute Resolution	11
13. Supplementary Provisions	11
Appendix I: Schedule of the Property Leased to Party B by Party A

This property leasing agreement (the “Agreement”) was entered into on February 22, 2010 by and between the following two parties in Beijing, the People’s Republic of China (“PRC” or “China”).

Party A:	China Life Investment Holding Company Limited Address: China Life Center, No. 17 Financial Street, Xicheng District, Beijing Legal representative: Wang Sidong

Party B:	China Life Insurance Company Limited Address: 16 Chaowai Avenue, Chaoyang District, Beijing Legal Representative: Yang Chao
Whereas:
i.	Party A is a duly organized and validly existing solely State-owned insurance company;

ii.	Party B is a duly organized and validly existing joint stock limited insurance company;

iii.	(a) China Life Insurance (Group) Company (“CLIC”) and Party B have signed a property leasing agreement (the “Original Agreement”) in 2007, which has expired on December 31, 2009.

(b) In 2008, CLIC transferred its self-owned retained assets (including properties under the Original Agreement) to Party B without any compensation, and entered into the Agreement for Assignment of Rights and Obligations under Property Leasing Agreement with Party A and Party B, according to which, CLIC transferred all of its rights and obligations under the Original Agreement to Party A, and Party A became a party to the Original Agreement in place of CLIC, enjoys the rights and is subject to the obligations thereunder.

(c) In light of the above facts, with respect to Party A’s lease of its self-owned property to Party B, Party A and Party B wish to make proper adjustments and fair, reasonable arrangements based on the Original Agreement in accordance with the actual leasing status and market conditions.
This Agreement is made based on mutual benefits of and through friendly consultations by Party A and Party B in accordance with Administrative Rules on Urban Real Estate of the PRC and Contract Law of the PRC.

1.	Conditions Precedent

1.1	Party A owns all of the properties listed in Appendix I hereto (hereinafter referred to as “Party A’s Properties” or the “Properties”).

1.2	Party A agrees to lease Party A’s Properties to Party B and Party B agrees to rent Party A’s Properties according to the terms and conditions of this Agreement for Party B’s use as offices.

2.	Scope of the Lease

2.1	Party A’s Properties include 2,182 properties, with a total constructions area of 875,971.57 square meters. Please refer to Appendix I, which is an integral part of this Agreement, for details.

2.2	The Properties shall be deemed to have been handed over to Party B on January 1, 2010. The property covered in the Original Agreement shall be under good state meeting Party B’s requirements and Party A undertakes the newly added property in this Agreement is under good state satisfied Party B’s requirements at the hand-over time.

2.3	Party A and Party B hereby agree that both Parties may request to narrow the scope of rent for the next year according to their respective business requirements with a written notice to the other party before November 30 of each year. The two parties shall, according to request of the other party for narrowing of the scope of rent, modify the appendices of this Agreement as regulated by Clause 10.4 of this Agreement to reduce sites of the property hereunder and adjust the rent hereunder according to stipulations in Clause 4.4 of this Agreement.

2.4	The two parties hereby agree that both parties may raise request to expand the scope of rent for the next year with a written notice to the other party before November 30 of each year. Provided that the two parties reach an agreement for expansion of the scope of rent for the next year, they shall modify the appendices of this Agreement as regulated by Clause 10.4 of this Agreement to add sites of the property hereunder and adjust the rent hereunder according to stipulations in Clause 4.4 of this Agreement.

2.5	The two parties hereby agree that Party B may raise request to narrow the scope of rent for that year with a written notice to Party A with one month in advance. Rent for the returned property till the month when Party B removes out shall be paid.

3.	Term

3.1	Unless otherwise regulated by listing rules of the jurisdiction where Party B is listed (“Listing Rules”), the term of this Agreement shall be from January 1, 2010 to December 31, 2012.

3.2	Unless otherwise stipulated in this Agreement or with prior written consent of the other party, neither party may terminate this Agreement or rent any of the Properties at an earlier time than stipulated herein.

4.	Rent

4.1	The rent for the Properties shall be determined through the intermediary selected by both Parties by reference to the market price. For properties the price of which is difficult to be compared with market price, the rent shall be determined by adding a reasonable profit of 5% to the cost of Party A (including amortization of the original coat or depreciation, maintenance expenses, property tax, business tax, additional tax, stamp tax, etc.). Party A shall bear all the taxes arising from leasing out of the property owned by Party A.

4.2	According to estimation, Party B shall pay total rent of RMB 69,930,476.81 to Party A each year. The final rent amount shall be determined according to Clauses 2.3, 2.4, 2.5, 4.3 and 4.5 of this Agreement.

4.3	During the term of this Agreement and through consultation, Party A and Party B may adjust the rent, based on actual circumstances, with respect to any difference between the actual rent and the estimated or predicted price by a supplemental agreement or a side letter.

4.4	Party A and Party B may, through a supplemental agreement or a side letter, adjust the rent amount for next year in the last month of every year during the term of this Agreement based on market price and the narrowing or expansion of the scope of rent.

4.5	During the term of this Agreement, the rent amount stipulated in this Agreement shall be paid by Party B to Party A bi-annually prior to March 31 and September 30 (“Payment Date”) of each year. The rent amount payable each time shall be half of the total rent amount for the whole year. Prior to the payment of such rent, Party A shall first provide Party B with official invoice for the corresponding amount and Party B shall pay the rent within 15 working days upon receipt of such invoice.

4.6	Calculation method for the rent amount Party B shall pay each time:
1)	the rent payable by Party B to Party A each time = sum of the rent for all sites of property rented from Party A for the payable term

2)	the rent for each site of property = the total rent for such site for that year multiplies 1/2
4.7	The payable rent shall be paid to an account designated by Party A.

5.	Rights and Obligations of Both Parties

5.1	Party A, as the lessor of the Properties, shall be entitled to:
1)	receive rent according to this Agreement;

2)	other rights regulated in this Agreement.
5.2	Party A, as the lessor of the Properties, shall assume the following obligations:
1)	Unless otherwise stipulated in this Agreement, Party A guarantees that it has the power to rent out the Properties according to this Agreement.

2)	Party A undertakes to take all necessary actions to ensure the compliance of the Properties and the lease of the Properties with related regulations. Party A guarantees and undertakes to pay compensation in full amount within 30 days after receiving Party B’s written request for compensations for any losses caused by Party A’s failure to fulfill the above undertakings.

3)	Party A shall bear all the property tax, business tax, additional tax, stamp tax, land-using tax and all the other taxes payable according to laws arising from leasing property to Party B.

4)	During the term of this Agreement, in the event that Party A intends to transfer its ownership of the Properties to a third party, it shall notify Party B of such intention in writing. Party B has the preemptive right to purchase the Properties under the same conditions. Party B’s failure to confirm in writing within 30 days upon receipt of Party A’s notification to exercise the preemptive right shall be deemed a waiver of such right. In the event that Party B waives such preemptive right, Party A may transfer ownership of the Properties to a third party under the same conditions. However, the transfer shall take effect provided that the third party, as lessor of the Properties, shall be bound by this Agreement.

5)	Party B may require reducing sites of rented property according to its business situations with a written notice to Party A one month in advance.

6)	Unless otherwise agreed by both Parties, during the term of this Agreement, Party A shall not, partly or in whole, take back the Properties early, or terminate this Agreement early.

7)	Party A shall provide necessary assistance for reasonable requests of Party B related to using of the properties Party B rents according to this Agreement.
5.3	Party B, as the lessee hereunder, shall be entitled to:
1)	occupy and use the Properties according to this Agreement;

2)	carry out non-structural decoration and reconstruction of the Properties at its own cost according to its business requirement without violating related laws, regulations and commitments in this Agreement. Such decoration and reconstructions shall not bring adverse effect on the value of Party A’s Properties and/or Party A’s rights;

3)	sublet the Properties, partly or in whole, with prior written consent of Party A;

4)	require decrease of the number of sites of the Properties according to its business situations with a written notice to Party A with one month in advance;

5)	notwithstanding the above, if any of the Properties is damaged not due to the fault of Party B, Party B may demand termination of the rental of the damaged property by giving written notice to Party A. Party A shall confirm the damage within 30 days after receiving such notice. If Party A fails to confirm within the limited time, Party A will be deemed to have accepted Party B’s demand. Thereafter, the relation between the two parties concerning rental of the damaged property is terminated. Party B does not need to pay the rent for the damaged property from the date of such damage. After Party A completes repair of the damaged property, the two parties may, with consent of Party B, resume the rental relationship in respect of the repaired property according to the terms of this Agreement from the date agreed by both parties;

6)	the preemptive right under the same conditions if Party A intends to sell the Properties.
5.4	Party B, as the lessee hereunder, shall assume the following obligations:
1)	to pay rent according to this Agreement;

2)	to be liable for maintenances (excluding structural repairs) of the Properties during the rental term, except when a third party or owner of the building shall bear such liabilities according to agreement between Party A and such third party;

3)	to bear fees for water, electricity, heating, repair and other expenses for using the Properties during the rent term;

4)	to pay compensations for losses to a third party due to decoration and reconstruction during the rent term;

5)	to manage and use the Properties in proper manners and pay compensations for losses such as damage or destruction of the Properties caused by its improper management or usage;

6)	to return the Properties to Party A immediately upon the expiry of the rental term or termination of this Agreement.
6.	Amendment and Termination
This Agreement shall terminate under the following conditions:
1)	The term of this Agreement expires;

2)	The two parties reach an agreement to terminate this Agreement during the term;

3)	As required by verdict, judgment or decision of laws, regulations, judicial court or arbitral organization to terminate this Agreement;

4)	As required by any other stipulations in this Agreement.
7.	Liability for Breach of Contract and Damages

7.1	In case of breach of any clause of this Agreement, the breaching party shall compensate the other party for direct and indirect economic losses caused by its breaching behaviors.

7.2	For the property for which Party A has not obtained legal license temporarily, but which Party A permits Party B to use and undertakes to exert its greatest efforts to complete related transactions, with respect to losses arising from claims for compensation of any third party for Party B’s using of such property, Party A undertakes to make confirmation within 10 days after Party B’s written requirement and compensate Party B in full amount within 30 days after the confirmation. If there is controversy about the compensation amount between Party A and Party B, a third party shall be hired to evaluate and confirm such compensation amount. And the final amount shall be determined by confirmation of such third party.

7.3	Party A shall be liable to compensate Party B for losses arising from objections, disturbance and claim for compensation of any third party for using the property for subletting. Party A undertakes to make confirmation within 10 days after Party B’s written requirement and compensate Party B in full amount within 30 days after the confirmation. If there is controversy about the compensation amount between Party A and Party B, a third party shall be hired to evaluate and confirm such compensation amount. And the final amount shall be determined by confirmation of such third party.

8.	Representations and Warranties

8.1	Representations and warranties of Party A
1)	Party A is a legally established and validly existing enterprise solely owned by the state. It possesses independent juridical person qualifications and holds valid legal business license as a corporation. Party A has the legal right to own, rent and operate its property and to sign and fulfill this Agreement.

2)	Party A always undertakes business activities in a legal manner and has never taken any activities beyond the business scope as legally regulated.

3)	Party A has obtained all governmental approvals (if required) and completed all internal authorization procedures for signing this Agreement. The person who signs this Agreement is the effective authorized representative of Party A and this Agreement, once signed, constitutes obligations Party A is obligatory to bear.

4)	Party A does not breach any laws or regulations or any other agreements Party A signs or Articles of Association of Party A by signing this Agreement or fulfilling its obligations hereunder.

5)	Party A is obligatory to take further necessary actions, including signing other related agreements, contracts or documents, to ensure realization of the purpose and stipulations of this Agreement.
8.2	Representations and warranties of Party B
1)	Party B is a legally established and validly existing stock limited company. It possesses independent juridical person qualifications and holds valid legal business license as a corporation. Party B has the legal right to own, rent and operate its property and to sign and fulfill this Agreement.

2)	Party B always undertakes business activities in a legal manner and has never taken any activities beyond the business scope as legally regulated.

3)	Party B has completed all internal authorization procedures for signing this Agreement. The person who signs this Agreement is the effective authorized representative of Party B and this Agreement, once signed, constitutes obligations Party B is obligatory to bear.

4)	Party B does not breach any laws or regulations or any other agreements Party B signs or Articles of Association of Party B by signing this Agreement or fulfilling its obligations hereunder.

9.	Force Majeure

9.1	Should either party be prevented from performing its obligations hereunder, partly or wholly, by any force majeure event (Force majeure means any event that happens after this Agreement is executed but that is beyond control of or is not predictable by the affected party, or is unavoidable or unconquerable for the affected party even it has been predicted, and that causes implementation of this Agreement, partly or wholly, to become impossible or unpractical objectively, including but not limited to flood, fire, drought, typhoon, earthquake and other natural disasters, traffic accident, strike, turmoil, riot and war (whether with declaration or not) and other actions or inactions of governmental departments.) , performance of the affected obligations shall be suspended during the term of such force majeure event.

9.2	The party claiming to have been effected by any force majeure event shall notify the other party of the force majeure event with a written form as soon as possible and shall provide proper evidence of such force majeure event and of its lasting time to the other party within 15 days after occurrence of such force majeure event through personal express delivery or registered air mail. The party claiming performance of obligations hereunder becomes impossible or unpractical objectively due to force majeure event has the liabilities to exert its greatest efforts to eliminate or reduce effect of such force majeure event.

9.3	In case of force majeure event, the two parties shall immediately decide how to perform this Agreement through friendly consultations. After termination of such force majeure event or elimination of its effect, both parties shall immediately continue to perform their respective obligations hereunder.

10.	Miscellaneous

10.1	Unless otherwise stipulated in this Agreement, neither party may transfer its rights or obligations hereunder, partly or wholly, without written consent of the other party.

10.2	This Agreement and its appendices constitute the entire agreement between the parties on all issues to which this Agreement relates. The contents of this Agreement and its appendices supersede all previous written or oral agreements, commitments, understandings and communications.

10.3	Any provision of this Agreement that becomes illegal, invalid or unenforceable shall not be prejudicious against the validity and enforceability of the other provisions of this Agreement.

10.4	Any modification of this Agreement or its appendices shall take effect only with written agreement signed by authorized representatives of the two parties and with proper actions taken by the two parties as a legal person. If such modifications constitute any material or significant changes of this Agreement, they shall become valid only after notification to or with consent or approval of Hong Kong Stock Exchange (“HKSE”)and/or consent or approval of the shareholders’ meeting of Party B (if applied) (according to the applicable requirements of HKSE).

10.5	Unless otherwise stipulated, failure or delay to fulfill any rights, power or privilege hereunder by either party shall not be deemed waiver of such rights, power or privilege. And performance of such rights, power or privilege separately or partly shall not repulse performance of any other rights, power or privilege.

10.6	The appendices of this Agreement constitute inevitable part of this Agreement, have the same effect with this Agreement and are deemed as terms in this Agreement.

11.	Communications
All notices or communications by either party according to this Agreement shall be in written form in Chinese and sent to the address of the other party stipulated as follows or fax to the number designated by the other party. The date for the notice to be effectively delivered shall be determined according to the following conditions:
1)	on the date of delivery in case of personal express delivery;

2)	in case of registered mail, the 7th day after the postage is paid (the date on the postmark). (If this day is Sunday or a legal holiday, it shall be delayed to the next working day.)

3)	in case of fax, at the time the fax is sent provided that the sending party shall furnish the printed report of the fax machine indicating that the fax has been successfully sent.
The addresses and fax numbers of the two parties are as follows:
Party A: China Life Investment Holding Company Limited
Address: China Life Center, No. 17 Financial Street, Xicheng District
Fax: 010-6658 1913
Tel: 010-6658 1000
Party B: China Life Insurance Company Limited
Address: 16 Chaowai Avenue, Chaoyang District, Beijing
Fax: 010-8565 2232
Tel: 010-8565 9999

In case of any change in the above-listed addresses or fax numbers by either party, such changes shall be notified to the other party as soon as possible according to stipulations in this clause.
12.	Governing Law and Dispute Resolution

12.1	This Agreement shall be construed in accordance with and be governed by the laws of the People’s Republic of China.

12.2	Any dispute arising out of or in connection with this Agreement shall be settled by consultations between the two parties. If the parties fail to settle the dispute through consultations within 90 days after such dispute occurs, the dispute shall be submitted to China International Economic and Trade Arbitration Commission according to its applicable arbitration rules at the time such dispute is submitted. The arbitral result shall be final and has legal effect on both parties.

13.	Supplementary Provisions

13.1	This Agreement is written in Chinese.

13.2	This Agreement shall take effect only after signing by authorized representatives by both parties with the company seals of the two parties.

13.3	Since Party B is a listed company, the transaction stipulated in this Agreement constitutes a related transaction under the Listing Rules. Under the Listing Rules, such transaction may only proceed after obtaining relevant exemption under the Listing Rules or approval of the independent shareholders, or fulfillment of other obligations stipulated under the Listing Rules on related transactions. Therefore, obtaining approval by the regulatory bodies of the jurisdiction where Party B is listed and/or observing the Listing Rules on related transaction are preconditions for performing related stipulations in this Agreement to such deal. The two parties undertake to abide by the Listing Rules.

13.4	If exemption is conditional under the Listing Rules, this Agreement shall proceed according to the attached conditions and the two parties undertake to strictly abide by such conditions.

13.5	If exemption of the concerned transaction is withdrawn, revoked or becomes invalid, and the concerned deal fails to conform to related regulations on interrelated deals under the Listing Rules, the performance of the terms and conditions in this Agreement related to this deal shall be terminated.

13.6	If performance of the terms and conditions in this Agreement related to all deals is terminated according to the above Clause 13.5, this Agreement shall be terminated.

13.7	This Agreement is made in 3 copies that possess the same legal effect, each party holding one copy and the other one copy shall be submitted to file with real estate administrative authority.

Party A:	Party B:

China Life Investment Holding Company Limited	China Life Insurance Company Limited

<Chop>	<Chop>

Legal Representative or Authorized Representative (signature):	Legal Representative or Authorized Representative (signature):

Appendix I
Schedule of the Property Leased to Party B by Party A

S/N	Branch Office	Total Properties	Area (Square meter)	Total Rent (Yuan/Year)
—	Total	2,182	875,871.57	69,930,476.81
1	Xiamen	1	941.59	67,500.92
2	Shanxi	16	15,870.90	1,580,232.69
3	Guangdong	474	94,767.11	5,392,219.49
4	Nngbo	8	2,376.62	77,204.92
5	Jiangsu	233	75,757.47	5,133,371.80
6	Henan	79	43,385.69	3,811,088.03
7	Jiangxi	28	11,029.82	626,140.24
8	Tianjin	6	14,641.44	3,435,666.24
9	Guizhou	40	11,943.63	506,284.91
10	Anhui	28	11,613.47	1,468,149.12
11	Dalian	1	1,800.00	387,000.00
12	Shanghai	6	5,083.15	2,385,825.14
13	Heilongjiang	24	13,050.61	1,834,044.34
14	Hunan	38	12,600.06	467,143.57
15	Hebei	23	13,558.14	1,566,686.60
16	Inner Mongolia	11	11,707.68	1,253,774.12
17	Qingdao	21	8,348.78	1,277,102.13
18	Fujian	107	27,421.23	1,532,354.26
19	Jilin	33	17,802.78	1,800,477.86
20	Shenzhen	10	5,285.84	2,058,990.38
21	Zhejiang	110	53,406.49	3,887,683.10
22	Hainan	45	15,247.85	1,606,573.57
23	Hubei	241	81,581.35	1,927,073.80
24	Sichuan	78	42,574.65	2,759,424.34
25	Ningxia	4	694.9	31,560.56
26	Shandong	29	44,707.96	7,933,374.41
27	Guangxi	53	25,246.06	1,436,950.13
28	Yunnan	103	58,967.33	2,888,277.87
29	Xinjiang	9	2,267.08	92,514.59
30	Gansu	95	42,763.22	4,254,908.24
31	Beijing	1	3,338.00	567,460.00
32	Shannxi	142	41,248.39	1,637,325.22
33	Chongqing	64	32,767.58	1,100,512.28
34	Liaoning	21	32,174.7	3,145,581.95